Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 8, 2024 (except Note 2, as to which the date is April 22, 2024), with respect to the consolidated financial statements of Viking Holdings Ltd in Amendment No. 4 to the Registration Statement (Form F-1 No. 333-278515) and related prospectus of Viking Holdings Ltd for the registration of its ordinary shares.

/s/ Ernst & Young AS

Oslo, Norway

April 30, 2024